Exhibit 99.1

MELA Sciences, Inc. Announces $6.0 Million Registered Offering

IRVINGTON, N.Y., Oct. 30, 2013 – MELA Sciences, Inc. (Nasdaq:MELA) the medical device company that has developed and is commercializing MelaFind®, the first and only FDA approved optical diagnostic device for melanoma detection used by dermatologists in their fight against melanoma, today announced it has received a commitment from an institutional investor to purchase $6.0 million of the Company’s equity in a registered direct placement.

The Company has entered into a securities purchase agreement with the investor pursuant to which it has agreed to sell an aggregate of 8,571,428 shares of common stock, consisting of 4,228,181 shares of its common stock and fully paid prefunded warrants to purchase up to an additional 4,343,247 shares of its common stock resulting in gross proceeds at the closing of $6.0 million. Additionally, for each share of common stock issued and issuable upon exercise of the fully paid prefunded warrants, the investor will receive a warrant to purchase 0.80 of a share of common stock for an aggregate of 6,857,142 shares which, if exercised, could result in additional proceeds to the Company of approximately $5.8 million. This warrant to purchase additional shares will be exercisable at a price of $0.85 per share beginning 6 months following issuance and will expire five years from the date on which the warrants are initially exercisable. The closing of the offering is expected to take place on or about November 4, 2013, subject to the satisfaction of customary closing conditions.

Craig-Hallum Capital Group is acting as exclusive placement agent in connection to this offering.

Net proceeds to the Company at the closing are expected to be approximately $5.5 million. MELA Sciences, Inc. intends to use the net proceeds from this offering to continue the commercial launch of MelaFind® in the U.S. and the European Union, for continued research & development activities and for general corporate purposes, including working capital.

“We are pleased that our new investor saw the value in our revised strategy to unlock the potential of our technology leading to a sustainable business.” said Robert Coradini, interim CEO of MELA Sciences. “This is our first step in working to build MelaFind as a standard of care in the fight against melanoma.”

The securities described above are being offered pursuant to an effective shelf registration statement previously filed by MELA Sciences, Inc. with the Securities and Exchange Commission (the “SEC”). The offering was made by means of a prospectus. The prospectus and a prospectus supplement related to the offering were filed with the SEC and are available on the SEC’s website located at http://www.sec.gov and may also be obtained from Craig-Hallum Capital Group, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, telephone 612-334-6342, email: jack.mccarthy@craig-hallum.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About MELA Sciences, Inc.

MELA Sciences, Inc. is a medical device company focused on the commercialization of its flagship product, MelaFind and its further design and development. MelaFind is a non-invasive tool that provides additional information to dermatologists during melanoma skin examinations. The device uses light from visible to near-infrared wavelengths to evaluate skin lesions up to 2.5 mm beneath the skin. The device supplies information on a lesion’s level of morphologic disorganization to provide additional objective information that may be used by dermatologists in the biopsy decision-making process. MelaFind has been approved by the U.S. Food and Drug Administration for use in the U.S. In addition, MelaFind has received CE Mark approval and is approved for use in the European Union.

For more information on MELA Sciences, visit www.melasciences.com.

Safe Harbor:

This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes,” “assumes,” “predicts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant known and unknown uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the company and the medical device industry in general, as well as more specific risks and uncertainties facing the company such as those set forth in its reports on Forms 10-Q and 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”). Factors that might cause such a difference include whether MelaFind® achieves market acceptance. Given the uncertainties affecting companies in the medical device industry such as the Company, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. The Company urges you to carefully review and consider the disclosures found in its filings with the SEC which are available at www.sec.gov and www.melasciences.com.

For further information contact:

Investors

Lynn Pieper

Westwicke Partners

415-202-5678

Media

Erica Sperling

Rpr Marketing Communications

212-317-1462

Erica.Sperling@rprmc.com